Exhibit (d)(3)(v)

TRANSAMERICA FUNDS

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

THIS AMENDMENT is made as of November 1, 2023, to the Investment Sub-Advisory Agreement dated as of June 23, 2004, as amended (the “Agreement”), between Transamerica Asset Management, Inc., and Morgan Stanley Investment Management Inc. (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Agreement is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of November 1, 2023.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples

Title:	Senior Vice President

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ Tatiana Segal

Name: Tatiana Segal

Title: Director & Managing Director

Schedule A

FUNDS	SUB-ADVISER COMPENSATION*
Transamerica Capital Growth**	0.25%of the first $1.5 billion; 0.23% over $1.5 billion up to $3 billion; and 0.20% in excess of over $3 billion.
Transamerica Large Growth**	0.25%of the first $1.5 billion; 0.22% over $1.5 billion up to $3 billion; and 0.20% in excess of over $3 billion.

*	As a percentage of average daily net assets on an annual basis.

**

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on the basis of the combined assets of Transamerica Capital Growth and the portion of the assets of Transamerica Large Growth that is sub-advised by Morgan Stanley Investment Management, Inc.(“Morgan Stanley”); Transamerica Morgan Stanley Capital Growth VP, a series of Transamerica Series Trust; Morgan Stanley Growth Retirement Option, a separately managed account of Transamerica Life Insurance Company that is advised by Morgan Stanley, and Transamerica Large Cap Growth CIT, a series of Great Grey Trust (formerly, Wilmington Trust Collective Investment Trust) that is sub-advised by Morgan Stanley.